Exhibit 99.1

Ironclad Performance Wear Reports Second Quarter 2013 Financial Results

Mixed Performance Results in Flat Net Sales

LOS ANGELES, CA – August 7, 2013 – Ironclad Performance Wear Corporation (ICPW.OB), the recognized leader in high-performance task-specific gloves, announced financial results for the second quarter ended June 30, 2013.

Second quarter 2013 Results

The company reported Net Sales for the second quarter of $4.52 million, a slight decrease from $4.55 million in the second quarter of 2012.

Gross Profit decreased to $1.56 million, or 34.5% of Net Sales, compared to $1.78 million, or 39.3% of Net Sales in the second quarter of 2012. The decrease in Gross Profit was due primarily to an increase in lower margin private label, retail and international business, as well as lower sales of higher margin gloves during the quarter.

Operating Expenses as a percent of Net Sales increased to 42.6%, or $1.93 million, compared to 38.7% of Net Sales, or $1.76 million, during the same period last year. This increase in Operating Expenses is the result of increased marketing spend, research & development costs and operating services, such as distribution and quality control expenses, to support the Company’s continuing growth and planned strategic investing for the long-term.

As a result of the above, Income (Loss) from Operations was ($369,121), compared to an Income from Operations of $26,821 during the same period in 2012.

Net Income (Loss) for the quarter was ($214,788) compared to a slight profit of $18,983 in the same period last year.

“For the first half of 2013, Net Sales were relatively flat when compared to the same period in 2012,” said Scott Jarus, Chairman and CEO of Ironclad. “Generally speaking, this is due to softness of KONG sales to our exclusive distributor. Conversely, we are seeing very strong performance in the retail automotive markets. Unfortunately, there is a significant difference between the Gross Margins for KONG and those in the retail space, which translates into a greater impact on the Company’s bottom line.”

Mr. Jarus added: “In addition to adding four new task-specific KONG gloves styles by the end of this year, we are working on a plan which will expand the marketing, sales and distribution of KONG worldwide.”

Guidance for 2013

The uncertainty of the aforementioned changes we are making with our KONG glove line prevents us from providing clear guidance for the remainder of 2013, and we are therefore withdrawing our previous guidance.  That being said, we do believe that there will be a need for additional spending in 2013 to support the new sales and marketing efforts for KONG and the Company’s continuing international expansion efforts. As we gain greater visibility into the results of our efforts, we will make you aware of any change to our view for the rest of the year.

“As a result of increased competition and worldwide demand, fundamental changes to the marketing, sales and distribution of our KONG gloves within the oil & gas industry are needed.” said Mr. Jarus. “KONG remains the ‘gold standard’ within the industry, but our current structure does not enable us to take advantage of certain opportunities, nor aggressively compete. We expect to make a material change to this structure in the near future.”

Conference Call

Ironclad Performance Wear will hold a conference call to discuss second quarter 2013 financial results today, Wednesday, August 7, at 1:30 p.m. Pacific Time (4:30 p.m. Eastern Time). To participate in the conference call, dial (877) 941-1428 ten minutes prior to the call. International callers should dial 1+ (480) 629-9665.

If you are unable to participate in the live call, a replay will be available through August 21, 2013. To access the replay, dial (877) 870-5176 (passcode: 4634523). International callers should dial 1+ (858) 384-5517 and use the same passcode.

In addition, the conference call will also be broadcast live over the Internet and can be accessed at www.ironclad.com. The Webcast will be archived on Ironclad’s Website through August 21, 2013.

The company's financial results and other investor information are posted online at www.ironclad.com/investor-relations.

About Ironclad Performance Wear Corporation

Ironclad Performance Wear is a leader in high-performance task-specific work gloves. It created the performance work glove category in 1998, and continues to leverage its leadership position in the safety, construction and industrial markets through the design, development and distribution of specialized task-specific gloves for industries such as oil & gas extraction; automotive; and police, fire, first-responder and military. Ironclad engineers and manufactures its products with a focus on innovation, design, advanced material science and durability. Ironclad's gloves and apparel are available through industrial suppliers, hardware stores, home centers, lumber yards, and sporting goods retailers nationwide; and through authorized distributors in North America, Europe, Australia and Asia.

Built Tough for the Industrial Athlete™

For more information on Ironclad, please visit the Company's Website at www.ironclad.com.

Information about Forward-Looking Statements

This release contains "forward-looking statements" that include information relating to future events and future financial and operating performance. Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which that performance or those results will be achieved. Forward-looking statements are based on information available at the time they are made and/or management's good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause these differences include, but are not limited to: fluctuations in demand for Ironclad's products, the introduction of new products, Ironclad's ability to maintain customer and strategic business relationships, the impact of competitive products and pricing, growth in targeted markets, the adequacy of Ironclad's liquidity and financial strength to support its growth, and other information that may be detailed from time-to-time in Ironclad's filings with the United States Securities and Exchange Commission. Examples of such forward looking statements in this release include statements regarding guidance about and achievement of financial goals and performance for 2013, increasing interest and sales of Ironclad’s products, market opportunities presented by new products and/or customers, material changes to the ways in which Ironclad’s products are marketed, sold and distributed and Ironclad’s profitability in 2013. For a more detailed description of the risk factors and uncertainties affecting Ironclad, please refer to the Company's recent Securities and Exchange Commission filings, which are available at www.sec.gov. Ironclad undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts

Scott Jarus, CEO

scottj@ironclad.com

(310) 643-7800 x120